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BENEFICIAL OWNER ELECTION FORM
(See note below to determine if required to be completed and returned)

IMH FINANCIAL CORPORATION
Offer to Exchange
Up to $20,000,000 Aggregate Principal Amount of its
4% Subordinated Notes due 2019
for
Up to 2,493,765 Shares of its Common Stock

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH __, 2014, UNLESS EXTENDED.

February     , 2014
To Beneficial Owners whose shares are held by a custodian (the “Custodian) through a financial intermediary custodial account:
Enclosed for your consideration are an Offering Memorandum dated February     , 2014 (the “Offering Memorandum”) and a copy of the Letter of Instruction relating to an exchange offer as described therein (which together constitute the “Exchange Offer”) of IMH Financial Corporation, a Delaware corporation (the “Company”), to exchange up to 2,493,765 shares of the Company’s Class B and/or Class C common stock (“Common Stock”) for up to $20,000,000 aggregate principal amount of its 4% Subordinated Notes due 2019 on the basis of $8.02 principal amount of notes for each share of Common Stock validly tendered and accepted. Shares can be tendered only in increments of 25 shares. The Offer will terminate at 5:00 p.m., New York City time, on March ___, 2014, unless extended by the Company (the “Expiration Time”).
This material is being forwarded to you as the beneficial owner of Common Stock held by the Custodian in your account but not registered in your name. A tender with respect to such Common Stock may only be made by the Custodian as the holder of record and pursuant to your instructions. If the Common Stock is registered in your name, and not in the name of a Custodian, you do not need to complete and return this Beneficial Owner Election Form and may disregard it. Instead, in order to participate in the Exchange Offer, you must complete and return to the Exchange Agent the separate Letter of Instructions included in this mailing.
Accordingly, we request that you contact the Custodian and provide it with instructions as to whether you wish us to tender any or all of your shares of Common Stock of IMH Financial Corporation held by it for your account pursuant to the terms and conditions of the Exchange Offer. Your instructions should be forwarded as promptly as possible in order to permit the Custodian to tender your Common Stock on your behalf in accordance with the provisions of the Exchange Offer.

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Tenders of Common Stock pursuant to the Exchange Offer may be withdrawn by holders at any time prior to the Expiration Time.
We urge you to read the enclosed Offering Memorandum and related Letter of Instruction carefully before instructing the Custodian to tender your Common Stock.
If you wish to have the Custodian tender any of your Common Stock, please so instruct it by completing, executing, detaching and returning to it the attached instruction form. The accompanying form of Letter of Instruction is furnished to you for your information only and may not be used by you to tender your Common Stock.
In making your decision as to whether to participate in the Exchange Offer, you may rely only on the representations made in the Offering Memorandum and the documents incorporated by reference therein. No person is authorized to provide you with any additional or different information, and if given or made, you may not rely on any such additional or different information.

INSTRUCTIONS
This will instruct you to tender the number of shares of Common Stock indicated below (or, if no number is indicated below, the entire number of shares that can be tendered) that are held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Memorandum and related Letter of Instruction.

DESCRIPTION OF COMMON STOCK TO BE TENDERED(1)(2)
No. of Shares of Common Stock to be Tendered

(1)	I/we understand that if I/we sign without indicating a lesser amount in the space above, the entire number of shares of Common Stock held by you for my/our account will be tendered.

(2)
Shares tendered for exchange will be chosen first from your Class B-1 shares until such shares are exhausted, then from your Class B-2 shares until such shares are exhausted, then from your Class B-3 shares until such shares are exhausted, and then finally from your Class C shares. Shares can only be tendered in increments of 25.

BENEFICIAL HOLDER AGREEMENTS

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Capitalized terms used in the acknowledgements and agreements below and not otherwise defined will have the meanings given in the Offering Memorandum.

By acceptance of a note or beneficial interest therein, each beneficial holder of Common Stock acknowledges and agrees as follows: [Please evidence your acknowledgement and agreement by signing the Signature Page below]

•
6.4% of all payments on the notes, including payments of interest on the notes and principal at maturity, will be payable to Class Counsel and not to the holders of the notes. See “Description of the Notes-Payment to Class Counsel” and “Summary Description of the Exchange Offer and the Notes-Payment to Class Counsel” in the Offering Memorandum. For all purposes, however, except as described in “Material U.S. Federal Income Tax Considerations” in the Offering Memorandum, holders of the notes will be deemed to have received 100% of all such payments.

•	The notes are not secured by any property or assets of the Company and are not convertible into any other securities.

•
The notes are subordinate to the senior obligations of the Company on terms described in the Offering Memorandum under the heading “Description of the Notes- Subordination” and more briefly in the “Summary Description of the Exchange Offer and the Notes-- The Notes--Subordination.” As described in those sections, the Company is restricted in its ability to make any payments on the notes while the senior obligations are outstanding. The senior obligations include (a) senior secured indebtedness owing to NW Capital under the New World Capital Loan Agreement and owing to holder of the Rights Offering Notes, as described in the Offering Memorandum under the heading “Description of the NW Capital Loan and the Rights Offering Notes” and (b) additional Permitted Indebtedness that may be outstanding from time to time on terms agreed to by the Company and the holders of the Permitted Indebtedness from time to time. The senior obligations will also include the Series A Preferred Stock if the NW Capital loan and the Rights Offering Notes are converted into Series A Preferred Stock. The obligations of the Company under the Series A Preferred Stock are described in the Offering Memorandum under the heading “Description of Our Capital Stock-- Series A Preferred Stock.” Without limitation of the above description, if for any reason the Company is in default of its obligations to make payments on the senior indebtedness or upon the occurrence of certain Blocking Events as described in the Offering Memorandum under the heading “Description of the Notes—Subordination,” the Company will be unable to make payments on the notes.

•
The notes are subject to an Intercreditor Agreement between the Trustee under the Indenture for the notes and NW Capital, on behalf of itself for purposes of the NW Capital loan and on behalf of the Rights Offering Indenture Trustee for purposes of the Rights Offering Notes (“NW Capital, as Agent”), as described in the Offering Memorandum under the heading “Description of the Intercreditor Agreement” and more briefly in the “Summary Description of the Exchange

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Offer and the Notes-- The Notes--The Intercreditor Agreement.” Among other things, the Intercreditor Agreement provides that the notes are collaterally assigned to NW Capital, as Agent, and for various restrictions on the ability of the holders of the notes to receive payment on, and exercise rights with respect to, the notes as well as for various circumstances in which the holders can become liable for certain expenses or other obligations with respect to the notes.

•
Payments on the notes will be made under a Cash Management Agreement, as described in the Offering Memorandum under the heading “Description of the Notes-- Payments Under the Cash Management Agreement” and more briefly in “Summary Description of the Exchange Offer and the Notes-- The Notes--Payments Under the Cash Management Agreement.”

•
In the event that the NW Capital loan is replaced or refinanced, the Company may enter into a replacement intercreditor agreement to provide for the continuing subordination and other provisions of the notes that will be applicable with respect to the replacement debt or any preferred stock issuable upon conversion of the replacement debt, and no consent will be required from noteholders so long as the replacement agreement does not contain terms that are more adverse in the aggregate to the noteholders than those in the Intercreditor Agreement with NW Capital. See “Description of the Notes - Subordination.” The Company has begun negotiations with NW Capital in order to allow us to prepay or refinance the NW Capital loan prior to December 31, 2014, but there is no assurance that the negotiations will be successful.

•
An investment in the notes is highly risky. Certain of the risks involved are described in the Offering Memorandum under the heading “Risk Factors,” which risk factors the holder has read and understood.

•
The notes will be held in book entry form only and will be subject to transfer restrictions, as described in the Offering Memorandum under the heading “Description of the Notes-- Restrictions on Transfer,” including a requirement (a) that transfers can only be made to Class Members, as described in the Offering Memorandum, and not to transferees of such Class Members and (b) for the consent of the Company to the transfer. A transfer will include a change of control of the holder.

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SIGN HERE Signature(s) Name(s) Address(es) Zip Code Area Code and Telephone No(s) Taxpayer Identification or Social Security No(s) Dated:

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